Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of Ingersoll-Rand plc

We have audited the accompanying combined financial statements of the Precision Flow Systems business of Silver II GP Holdings S.C.A., which comprise the combined balance sheets as of December 31, 2018 and 2017,and the related combined statements of operations and comprehensive loss, of changes in equity and of cash flows for the years then ended.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Precision Flow Systems business of Silver II GP Holdings S.C.A., as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
October 2, 2019

(A carve-out business of Silver II GP Holdings S.C.A.)

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(In thousands of dollars)	2018	2017
Net Sales	$384,416	$336,397
Cost of sales	222,755	205,737
Gross margin	161,661	130,660
Selling, general and administrative expenses	118,422	108,641
Research and development	10,175	9,622
Loss on extinguishment of debt	—	40,360
Other (income) expense, net	8,577	(21,633)
Operating income (loss)	24,487	(6,330)
Interest expense, net	23,181	42,202
Income (loss) before income taxes	1,306	(48,532)
Income tax (benefit) expense	6,511	(140)
Net (loss)	$(5,205)	$(48,392)
Other comprehensive income (loss)
Foreign currency translation gain (loss)	(18,318)	29,705
Changes in pension benefit plans, net of taxes	289	15
Comprehensive (loss)	$(23,234)	$(18,672)

See accompanying notes to the Combined Financial Statements.

(A carve-out business of Silver II GP Holdings S.C.A.)

COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2018 AND 2017

(in thousands of dollars)	2018	2017
Assets
Cash and cash equivalents	$41,972	$61,347
Accounts receivable (net of allowances of $1,969 and $1,767 at December 31, 2018 and 2017, respectively)	66,385	64,353
Inventories	45,991	38,658
Other assets, current	5,965	5,582
Total Current Assets	160,313	169,940
Fixed assets, net	30,715	31,962
Intangible assets, net	239,441	293,247
Goodwill	331,073	338,351
Long-term notes with affiliates	227,320	244,470
Other non-current assets	5,549	5,258
Total Assets	$994,411	$1,083,228
Liabilities and Equity
Account payable	$34,355	33,305
Accrued liabilities	28,601	21,619
Customer advances	7,505	7,741
Current portion of long-term debt	—	8,250
Short-term note payable with affiliates	27,290	27,424
Total Current Liabilities	97,751	98,339
Long-term debt	722,197	803,021
Pension and postretirement benefit obligations	4,990	5,466
Capital leases, less current portion	42	72
Other long-term liabilities	2,835	2,470
Deferred income taxes, non-current	34,688	40,756
Total Liabilities	862,503	950,124
Commitment and Contingent Liabilities (Note 13)
Equity:
Net parent investment	200,713	183,880
Accumulated other comprehensive loss	(68,805)	(50,776)
Total Equity	131,908	133,104
Total Liabilities and Equity	$994,411	$1,083,228

See accompanying notes to the Combined Financial Statements.

(A carve-out business of Silver II GP Holdings S.C.A.)

COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands of dollars)	2018	2017
Operating Activities:
Net (loss)	$(5,205)	(48,392)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization	51,236	57,039
Unrealized exchange (gain) loss	6,699	(23,554)
Share-based compensation	468	510
Loss on extinguishment of debt	—	40,360
(Gain) on interest rate swap	(2,714)	—
Provision of bad debt	607	390
(Gain) on sale of assets	—	(689)
Non-cash interest expense	2,624	39,267
Deferred tax (benefit)	(4,480)	(9,894)
Change in:
Accounts receivable	(5,395)	(4,084)
Inventories	(8,530)	2,405
Other current assets	(693)	(128)
Other long-term assets	1,796	(501)
Accounts payable and accrued liabilities	10,404	(14)
Customer advances	183	(1,486)
Other long-term liabilities	173	(1,814)
Net cash provided by operating activities	47,173	49,415
Investing Activities:
Capital expenditures	(4,240)	(4,460)
Proceeds from sale of fixed assets	—	1,297
Net cash used in investing activities	(4,240)	(3,163)
Financing Activities:
Net transfer from parent	20,906	632,731
Repayment of debt	(90,063)	(1,633,064)
Payments on capital lease obligations	(45)	(37)
Proceeds from issuance of debt	—	825,000
Proceeds from affiliate debt	9,517	122,341
Payment of debt refinancing costs	(929)	(38,793)
Net cash used in financing activities	(60,614)	(91,822)
Effect of foreign exchange rate changes on cash and cash equivalents	(1,694)	2,706
Net decrease in cash and cash equivalents	(19,375)	(42,864)
Cash and cash equivalents, beginning of period	61,347	104,211
Cash and cash equivalents, end of period	$41,972	$61,347
Supplemental disclosure of cash flow information:
Interest paid	$41,259	87,845
Income tax paid	$4,603	$3,964
Assumption of debt by affiliate	$—	$517,249

See accompanying notes to the Combined Financial Statements.

(A carve-out business of Silver II GP Holdings S.C.A.)

COMBINED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands of dollars)	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
December 31, 2016	$(923,487)	$(80,496)	$(1,003,983)
Net (loss)	(48,392)	—	(48,392)
Foreign currency translation	—	29,705	29,705
Changes in net parent investment	1,155,759	—	1,155,759
Changes in pension benefit plans	—	15	15
December 31, 2017	$183,880	$(50,776)	$133,104
Net (loss)	(5,205)	—	(5,205)
Foreign currency translation	—	(18,318)	(18,318)
Changes in net parent investment	22,038	—	22,038
Changes in pension benefit plans	—	289	289
December 31, 2018	$200,713	$(68,805)	$131,908

See accompanying notes to the Combined Financial Statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1.	Nature of Operations and Basis of Presentation

Precision Flow Systems (hereinafter collectively with all its affiliates referred to as the “Company”, “we”, “our” or “PFS”) is a business of Silver II GP Holdings S.C.A (“Parent”). The Company is a leading global manufacturer of highly-engineered, process-critical and technologically advanced pumps, boosters and mixers. These products are often used in oil and gas, chemical, industrial, water and wastewater, and animal health and precision irrigation systems.

The accompanying combined financial statements present the historical combined balance sheets as of December 31, 2018 and 2017, combined statements of operations and comprehensive (loss), combined statements of changes in equity (including changes in Net parent investment) and combined statements of cash flows of PFS, which reflect the activities of the PFS operating companies and certain holding companies, primarily Accudyne Industries Acquisition S.à.r.l., Accudyne Industries Borrower S.C.A and Accudyne Industries, LLC, as of and for the years ended December 31, 2018 and 2017.

The Company has not historically prepared stand-alone financial statements. These combined financial statements as of December 31, 2018 and 2017, and for the years then ended, have been prepared on a stand-alone basis derived from the financial statements and related accounting records of Parent and its consolidated affiliates. The accompanying carve-out combined financial statements were prepared for the purpose of providing Ingersoll-Rand plc with historical financial information to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) under Rule 3-05 of Regulation S-X. They reflect the results of operations, financial position, and cash flows of the Company as they were historically managed, and are presented in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Accordingly, these financial statements have been prepared on a combined basis and Parent’s net investment in these operations is shown in lieu of stockholders’ equity. All intracompany balances and transactions within the Company have been eliminated in the combined financial statements. All transactions between the Company and Parent have been included in these combined financial statements and the total effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets within Net parent investment other than certain short and long-term notes with affiliates.

Net parent investment represents the Parent’s historical investment in the Company and includes accumulated net earnings attributable to the Parent, intercompany transactions and direct capital contributions, as adjusted for direct cash investments in PFS, and expense allocations from Parent to PFS. A discussion of the relationship with the Parent, including a description of the costs allocated to the Company, is included in (Note 5 – “Related Parties”).

The combined financial statements include allocations of direct and indirect expenses related to certain support functions that are provided on a centralized basis by the Parent. These expenses have been allocated to the Company on the basis of direct usage when specifically identifiable, with others allocated using reasonable criteria such as employee headcount, estimates of time spent and metric-based allocations.

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocation of expenses, are systematic, rational and reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred by the Company on a stand-alone basis, and may not accurately reflect the Company’s historical financial position, results of operations and cash flows that would have been reported if the Company had been a stand-alone entity during the periods presented. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, management judgment, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have precisely been had the Company operated as an independent entity, or if significant additional expenses would be incurred on a stand-alone basis.

Note 2.	Summary of Significant Accounting Principles

Use of Estimates. The preparation of the combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. The more significant areas requiring the use of management estimates and assumptions include the allocation of certain shared costs incurred by the Parent on behalf of the Company, estimates of asset impairments (including impairments of goodwill, intangible assets and other long-lived assets), useful lives of fixed assets, allowances for doubtful accounts, valuation allowances for deferred tax assets, income tax uncertainties, share-based compensation expense, and contingent considerations. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions. These estimates, judgments, and assumptions are reviewed periodically and the effect of material revisions in estimates, if any, are reflected in the combined financial statements prospectively from the date of the change in estimate.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand and short-term cash investments that are highly liquid in nature and have original maturities of three months or less.

Accounts Receivable. Trade receivables are recorded at the stated amount, less allowances for discounts, doubtful accounts and returns. The allowances for doubtful accounts represent estimated uncollectible receivables associated with potential customer defaults on contractual obligations, or discounts related to early payment of accounts receivable by the Company’s customers determined on the basis of historic experience and currently available evidence of the customer’s financial condition, specific details from the customer’s account, and current economic trends. Bad debt write-offs were $2,132 and $1,957 for the years ended December 31, 2018 and 2017, respectively.

Inventories. Inventories are stated at the lower of cost or estimated realizable value and are primarily based on the first-in, first-out (“FIFO”) method. Inventory provisions are recorded to reduce inventory to the lower of cost or net realizable value for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions, inventory turns, product spoilage and specific identification of items, such as product discontinuance, engineering/material changes, or regulatory-related changes. (See Note 4 – “Inventories”)

Fixed Assets. Fixed assets are stated at cost. Depreciation is computed over the assets’ useful lives using the straight-line method. Gains and losses on the sale of fixed assets are included in income when the assets are disposed of, provided there is more than reasonable certainty of the collectability of the sales price and any future activities required to be performed are complete or insignificant. Upon retirement or disposal of assets, all costs and related accumulated depreciation or amortization are written-off.

Management periodically evaluates the potential impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include, but are not limited to, significant under-performance relative to projected future operating results, significant changes in the manner of our use of assets or changes in the overall business and strategies. When we determine the carrying value may not be recoverable based on the occurrence of these indicators, we assess if the carrying value of assets exceeds the sum of the undiscounted expected future cash flows. If so, the carrying value of the asset is written down to fair value and an impairment is recognized. For the periods presented, there were no impairments of held-and-used long-lived assets.

Goodwill. Goodwill represents the excess of purchase price of business combinations over the fair value of net assets acquired. Goodwill is not amortized, but is subject to annual impairment testing at the reporting unit level using the guidance and criteria described in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill. We perform our annual impairment test at October 31 and during interim periods when events or circumstances indicate that the carrying value of goodwill may not be recoverable. In our impairment tests of goodwill, management first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If based on this assessment, management determines that it is more likely than not that the fair value of the reporting unit is not less than its carrying value, then performing the additional two-step impairment test is unnecessary. In a two-step test, to the extent the carrying value of a reporting unit exceeds its estimated fair value, an impairment charge is recognized for the excess of the carrying value of goodwill over its implied fair value based on a hypothetical purchase price allocation (step two). For purposes of impairment testing, we have one reporting unit. (See Note 3 – “Goodwill and Intangible Assets” herein for further discussion regarding impairments of goodwill).

Intangible Assets. Finite-lived intangible assets consist primarily of amortizable trademarks, patents, know-how and customer relationships. Useful lives of finite-lived intangible assets are estimated based upon the nature of the intangible asset and the industry in which the intangible asset is used. Estimated useful lives of patents and trademarks generally range from 5 to 25 years. Estimated useful lives of customer relationships and other assets generally range from 9 to 20 years. These intangible assets are amortized based on the pattern in which the economic benefits of the intangible assets are consumed. No impairment charges of finite-lived intangible assets were recorded in 2018 or 2017.

Product Warranties. Product warranties are offered on certain products for various periods of time, primarily ranging from 1 to 4 years. The estimated cost of satisfying product warranties is accrued at the time revenue is recognized. Product warranty liability reflects the best estimate of the probable future cost to be incurred under product warranties based on the stated warranty policies and practices, the historical frequency of claims, and the cost to replace or repair products under warranty. Factors that affect the warranty liability include the number of units sold, the length of the warranty, historical and anticipated rates of warranty claims and cost per claim. The adequacy of the recorded warranty liabilities is periodically assessed and adjusted as necessary. (See Note 14 – “Product Warranties” for further discussion).

Income Taxes. Income taxes are recorded under FASB Topic 740, “Income Taxes” (“ASC 740”), under which deferred taxes reflect the temporary differences between the book and tax basis of assets and liabilities. A valuation allowance is established if, based on management’s review of both positive and negative evidence, it is more-likely-than-not that all or a portion of the deferred tax asset will not be realized. Where applicable, associated interest has also been recognized. We recognize interest expense accrued related to unrecognized tax benefits in income tax expense. Penalties, if incurred, would be recognized as a component of income tax expense.

The operations of the Company are included in certain of the Parent’s international, U.S., state and local tax returns and have been presented for purposes of these combined financial statements as if the Company were filing separate international, U.S., state and local tax returns, consistent with the asset-and-liability method required under U.S. GAAP. Income tax in the combined statements of operations and comprehensive (loss) represents the sum of current tax and deferred tax. Current taxes are assumed to be settled annually with Parent in the year the related taxes are recorded, through cash transfers to or from Parent. The financial statement presentation assumes that in the event a tax attribute was utilized on a consolidated return of Parent, the Company has not realized the benefits of the tax attribute unless it could realize the benefit as a standalone taxpayer. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes the effect of income tax positions only if those positions are more-likely-than-not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than a 50% likelihood of being realized upon ultimate settlement with a taxing authority. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties in income tax expense that are related to unrecognized tax benefits.

The determination of the amount of a valuation allowance to be provided on recorded deferred tax assets involves estimates regarding (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of future tax planning strategies. In assessing the need for a valuation allowance, we consider all available positive and negative evidence, including past operating results, projections of future taxable income and the feasibility of ongoing tax planning strategies. The projections of future taxable income may include a number of estimates and assumptions. Additionally, valuation allowances related to deferred tax assets can be directly impacted by changes to tax laws.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act made broad and complex changes to the U.S. tax code including, but not limited to, (1) reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent effective January 1, 2018; (2) bonus depreciation that will allow for full expensing of qualified property; (3) a new limitation on deductible interest expense; and (4) limitations on net operating losses generated after December 31, 2017, to 80 percent of taxable income. Due to the specific facts and circumstances of our international operations, there are no material income tax effects related to the various international changes of the Tax Act.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include administrative payroll and related benefit charges associated with personnel performing sales and marketing, overall business management and executive oversight, information technology, facilities and facilities management, compliance, human resources, marketing, legal, and finance functions, and other expenses, including professional fees, Parent benefit plan administration, risk management, share-based compensation administration, and procurement, as well as depreciation, amortization, share-based compensation and other costs not included in our cost of sales and research and development. Additionally, the Company has expenses allocated from Parent related to certain business insurance, medical insurance and benefit plan programs which Parent administered on behalf of the Company.

Costs related to certain support functions that were provided on a centralized basis by Parent were allocated to the Company using reasonable allocation methodologies and are reflected in selling, general and administrative expenses. (See Note 5 – “Related Parties”)

Advertising Costs, which were $842 and $749 for the years ended December 31, 2018 and 2017, respectively, were expensed as incurred. Advertising costs include product displays, media production costs, trade shows and related freight, sales presentations, sales meetings and point of sale materials.

Share-Based Compensation. We record share-based compensation for options and unit awards as profit interests to employees based on the estimated fair value of the awards. Given the absence of any active market for the shares underlying the awards, the fair value of the awards was determined with input from our management and contemporaneous valuations. We recognize expense over the requisite service periods on a straight-line basis, adjusted for terminations.

As discussed further in Note 10 – “Share-Based Compensation”, certain employees of the Company participate in Parent’s equity plans. The share-based compensation expense specifically related to the Company’s employees was identified. Share-based compensation expense is recognized in selling, general and administrative expenses on our combined statements of operations and comprehensive (loss).

Revenue Recognition. Revenue is recorded when it is realized or realizable, and is earned. This requires persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured. Revenue is recorded net of applicable provisions for discounts, returns and allowances. Sales returns are based on historical returns, current trends, and forecasts of product demand. Payments received in advance of delivery are recorded as customer advances and recognized as revenue is earned. Taxes collected from customers and remitted to governmental authorities are presented on a gross basis.

Shipping and Handling. Shipping and handling costs are generally charged directly to customers and are included in sales at the time of shipment.

Research and Development. Research and development costs are expensed as incurred.

Foreign Currency Translation. For our operations in countries where the functional currency is other than the U.S. dollar, balance sheet amounts are translated using the exchange rate in effect at the balance sheet date. Income statement amounts are translated monthly using the average exchange rate for the respective month. Accordingly, the Company is subject to the inherent risks and volatility associated with foreign exchange rate movements. The functional currency of the Company is the U.S. dollar. The financial position and results of operations of substantially all of the Company’s foreign operating subsidiaries are measured using the local currency as the functional currency. The aggregate effects of translating the balance sheets of these subsidiaries are deferred as a separate component of equity. Transactions denominated in a currency other than the functional currency of a legal entity are translated into the functional currency with resulting transaction gains or losses recorded in other (income) expense, net. During the years ended December 31, 2018 and 2017, the foreign exchange gain (loss) was ($7,193) and $22,880, respectively reported in other (income) expense, net.

Debt Issuance Costs. Debt discount and debt issuance costs related to the senior credit facility are recorded as a reduction in long-term debt. Debt issuance costs associated with the Company’s revolving credit facility, which having never had balances outstanding, are included in other non-current assets on the combined balance sheets. Debt issuance costs and discounts are recognized as a component of interest expense over the period the debt is expected to be outstanding, using the effective-interest method. (See Note 12 – “Long-Term Debt”).

Derivative financial instruments. The Company uses derivative financial instruments such as forward contracts and interest rate swaps mainly for the purpose of hedging currency risks that arise from its operating activities. Derivative financial instruments are measured at fair value upon initial recognition and at each subsequent reporting date, and changes in the fair value of derivative financial instruments are recognized in earnings. The fair value is calculated using standard financial valuation models such as discounted cash flow or option pricing models. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

The Company does not apply hedge accounting.

Environmental. Environmental investigatory, remediation, operating and maintenance costs are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. The most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including existing technology, current laws and regulations and prior remediation experience. Where no amount within a range of estimates is more likely, the minimum is accrued. For sites with multiple responsible parties, the Company considers its likely proportionate share of the anticipated remediation costs and the ability of the other parties to fulfill their obligations in establishing a provision for those costs. Accrued environmental liabilities are not reduced by potential insurance reimbursements. The Company records receivables from third party insurers when recovery has been determined to be probable. (See Note 13 – “Commitments and Contingent Liabilities”).

Asset Retirement Obligations. The Company records the fair value of legal obligations associated with the retirement of tangible long-lived assets in the period in which it is determined to exist, if a reasonable estimate of fair value can be made. Upon initial recognition of a liability, the Company capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for changes in its present value and the capitalized cost is depreciated over the useful life of the related asset. The Company has determined that conditional legal obligations exist for certain of its owned and leased facilities related primarily to building materials.

New and Recent Accounting Pronouncements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. This update requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year making it effective for (nonpublic entities) annual reporting periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019. The Company is currently evaluating the impact of these combined ASUs.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The new standard establishes a right-of use (“ROU”) model that requires a lessee to record a ROU asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. Leases for lessees will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for (nonpublic entities) fiscal years beginning after December 15, 2019, and for interim periods beginning after December 15, 2020. A modified retrospective transition approach is required for lessees with capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of this ASU.

In March 2016, FASB issued ASU 2016-06, “Derivatives and Hedging (Topic 815) Contingent Put and Call Options in Debt Instruments (a consensus of the FASB Emerging Issues Task Force).” The amendments in this Update clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments in this Update is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. The amendments in this update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The adoption of this standard had no material impact on the Company’s combined statements of financial position or operations.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” This ASU amends the classification of certain cash receipts and cash payments on the statement of cash flows. This update clarifies guidance on eight specific cash flow areas in which there had previously been diversity in practice. Under previous guidance, cash payments resulting from debt prepayment or extinguishment were to be classified as cash outflows in the operating section of the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within these fiscal years. This amendment is required to be applied using a retrospective approach. The Company adopted this amendment as of January 1, 2018. The December 31, 2017 financial statements have been adjusted to conform with the December 31, 2018 presentation. The adoption of this update did not have a material impact on the Company’s financial position, results from operations, comprehensive income, cash flows, or disclosures for the periods presented.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory.” The new guidance eliminates the exception for all intra-entity sales of assets other than inventory. As a result, a reporting entity would recognize the tax expense from the sale of the asset in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buyer’s jurisdiction would also be recognized at the time of the transfer. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The amendments in this Update should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company adopted this standard effective January 1, 2018. The adoption of this ASU did not have a material impact on the Company’s combined financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).” The new guidance serves to provide consistency in the reporting of transfers between cash and cash equivalents and restricted cash on the statement of cash flows as well as consistency of the classification of changes within cash flow from operations, financing, and investing. Effectively, the new guidelines provide for the beginning of period and end of period balances to include the total of both the cash and cash equivalents and restricted cash balances. The amendments to existing guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company adopted this standard effective January 1, 2018. The adoption of this ASU did not have a material impact on the Company’s combined financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment.” The revised guidance eliminates Step 2 of the current goodwill impairment test, which requires a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will instead be measured at the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. The revised guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted for any annual or interim impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of this ASU.

In March 2017, the FASB issued ASU 2017-07, “Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Pension Cost.” It provides guidance on the presentation of net periodic pension and postretirement benefit cost (“net benefit cost”). Presently, net benefit cost is recorded as a single amount within operating income. The amendment requires bifurcation of the net benefit cost, with the service cost component presented within employee costs in operating income. The revised guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. Disclosures of the nature of and reason for the change in accounting principle are required in the first interim and annual periods of adoption. The amendments are applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement and prospectively, on and after the effective date, for the capitalization of the service cost component of net periodic pension cost and net periodic postretirement benefit in assets. The amendments allow a practical expedient that permits an employer to use the amounts disclosed in its pension and other postretirement benefit plan note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements. Disclosure that the practical expedient was used is required. The Company adopted this standard effective January 1, 2018. The adoption of this ASU did not have a material impact on the Company’s combined financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting,” which amends the scope of modification accounting for share-based payment arrangements. The ASU provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification. The ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard had no material impact on the Company’s combined statements of financial position or operations.

Note 3.	Goodwill and Intangible Assets

Goodwill. As required by “ASC Topic 350 Intangibles – Goodwill and Other,” Goodwill is tested for impairment at the reporting unit level annually as of October 31 and in interim periods whenever events or circumstances indicate that the carrying value may not be recoverable or other impairment indicators are triggered. As part of impairment testing, we initially conduct a qualitative analysis where we determine whether it is more-likely-than-not that the carrying amounts of the reporting unit are not impaired (Step 0). If facts and circumstances indicate that Step 0 is not appropriate or Step 0 fails, then we apply the first step of the two-step impairment testing model. In Step 1, we compare the carrying amount to the fair value of the reporting units. We estimate fair value by equally weighting the results from the income approach and market approach. The significant assumptions used in determining fair value included, but were not limited to, projected financial information, growth rates, terminal value, discount rates, and market data. When the Step 1 test indicates that the carrying values exceed the estimated fair values, Step 2 is conducted to determine the estimated impairment charge, if any, to be recognized. This involves calculating an implied fair value of goodwill for each reporting unit that indicated impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value, an impairment loss is recorded for the excess.

The Company recorded no impairment charges for the years ended December 31, 2018 or 2017.

The changes in the carrying amount of goodwill for the years ended December 31, 2018 and 2017 consisted of the following:

	Goodwill	Impairments	Net
Balance at January 1, 2017	$381,286	$(55,228)	$326,058
Foreign exchange change	14,535	(2,242)	12,293
Balance at December 31, 2017	395,821	(57,470)	338,351
Foreign exchange change	(8,637)	1,359	(7,278)
Balance at December 31, 2018	$387,184	$(56,111)	$331,073

Intangible Assets. Identifiable intangible assets are comprised of the following for the years ended December 31, 2018 and 2017:

	2018				2017
	Estimated Life	Gross Amount	Accumulated Amortization and Foreign Exchange	Net	Gross Amount	Accumulated Amortization and Foreign Exchange	Net
Amortized:
Patents	9	$4,688	$(3,587)	$1,101	$4,805	$(3,078)	$1,727
Trademarks	20	56,273	(23,063)	33,210	57,656	(19,535)	38,121
Customer relationships and other	18	465,325	(260,195)	205,130	477,200	(223,801)	253,399
Total		$526,286	$(286,845)	$239,441	$539,661	$(246,414)	$293,247

Amortization expense was $47,191 and $52,839 for the years ended December 31, 2018 and 2017, respectively. We amortize our intangible assets using an accelerated amortization method.

Amortization expense for the next five years and thereafter is estimated to be:

2019	$42,231
2020	36,815
2021	31,574
2022	27,347
2023	23,644
Thereafter	77,830
Total	$239,441
Note 4.	Inventories

Inventory balances at December 31, 2018 and 2017 consisted of the following:

	2018	2017
Raw materials	$27,552	$22525
Work in process	6,296	6,106
Finished goods	12,143	10,027
Total Inventory	$45,991	$38,658

As of December 31, 2018 and 2017, the Company had reserves of $5,426 and $5,650, respectively, related to excess and obsolete inventory.

Note 5.	Related Parties

The Company has historically operated within a consolidated group and not as a stand-alone company. Accordingly, certain expenses represent shared costs that have been charged to the Company or allocated to the Company from Parent. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support the Company’s information technology infrastructure, facilities, compliance, human resources, marketing, legal and finance functions, professional fees, Parent benefit plan administration, risk management, stock-based compensation administration, and procurement. Additionally, the Company was allocated expenses related to certain business insurance, medical insurance and benefit plan programs Parent administered on behalf of the Company. These corporate allocations are primarily based on variants of two major utilization measures: 1) employee headcount and 2) estimate of time spent. In addition, the Company allocated interest expense on third-party debt to its affiliates.

The combined balance sheets reflect those assets and liabilities that represent the historical financial position of the Company. All interest expense associated with the third-party debt has been included in the combined statements of operations and comprehensive (loss), however it is partially offset by interest income from affiliates based upon an EBITDA percentage allocation methodology that reflects the Company’s respective portion of Parent’s bank financing.

Generally, such amounts have been deemed to have been paid by the Company in the year incurred by Parent. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Company for purposes of these combined financial statements; however, the expenses reflected in these combined financial statements may not be indicative of the actual expenses that would have been incurred during the period presented if the Company had operated as a separate stand-alone entity.

The following table summarizes allocated direct and indirect expenses reflected in the combined statements of operations and comprehensive (loss). for the years ended December 31, 2018 and 2017:

	2018	2017
Selling, general and administrative	$20,704	$17,728
Total related party costs	$20,704	$17,728

The following table sets forth the amounts of affiliate receivables and payables at December 31, 2018 and 2017, respectively, based on the normal course of business transactions:

	2018	2017
Accounts payable with affiliates	$4,983	$3,825
Long-term notes with affiliates	$227,320	$244,470
Short-term note payable with affiliates	$27,290	$27,424

The Company has two long-term notes from affiliates with seven year terms from December 13, 2012. The notes carry interest rates of 6.0% and 7.8%, paid annually until maturity. In addition, the Company allocates interest expense to its affiliates associated with its third-party debt. The total interest income received from affiliates is based on an EBITDA allocation methodology which reflects the affiliates’ respective portion and usage of the Company’s third-party debt financing. The Company recognized interest income from affiliates of $18,554 and $33,697 for the years ended December 31, 2018 and 2017, respectively, of which, $683 and $14,094, respectively, related to interest expense allocated.

In addition, the Company had interest expense to affiliates associated with its short-term obligations of $675 and $550 for the years ended December 31, 2018 and 2017, respectively.

All amounts are presented within Interest expense, net in the combined statements of operations and comprehensive (loss).

Note 6.	Fixed Assets

Fixed assets at December 31, 2018 and 2017 are comprised of the following and are amortized over their respective useful lives:

	Estimated Useful Lives	2018	2017
Land		$4,502	$4,783
Buildings and improvements	10 - 40 years	9,399	9,440
Leasehold improvements	Shorter of lease term or useful life	5,799	5,728
Machinery and equipment	3 - 16 years	32,723	29,752
Construction in progress		1,908	2,962
		54,331	52,665
Accumulated depreciation		(23,616)	(20,703)
Net fixed assets		$30,715	$31,962

Depreciation expense was $4,045 and $4,200 for the years ended December 31, 2018 and 2017, respectively.

Note 7.	Accrued Liabilities

Accrued liabilities consisted of the following at December 31, 2018 and 2017:

	2018	2017
Accrued salaries, wages and employee benefits	$18,966	$13,865
Accrued commissions	1,686	1,395
Accrued service and warranty costs	1,606	1,011
Accrued accounting and legal fees	1,228	1,095
Capital lease, current portion	15	15
Income tax liability	332	—
Accrued property, sales and use taxes	1,717	1,066
Other liabilities	3,051	3,172
	$28,601	$21,619

Other liabilities primarily consist of information technology related fees, pension liability accruals, contract performance accruals, restructuring costs, and miscellaneous tax accruals. None of these items on an individual basis are significant to require an individual line item disclosure.

Note 8.	Income Taxes

The Company has historically been included in certain of Parent’s international and U.S. federal, state and local income tax returns, and as part of a unitary group/combined returns in relevant states. For purposes of these combined financial statements, income taxes related to the Company have been presented as if it were a separate stand-alone taxpayer. Under this approach, the Company determines its current tax liability, deferred tax assets and liabilities, and related tax expense as if it were filing separate tax returns in each tax jurisdiction as a stand-alone entity. Tax attributes such as U.S. net operating loss carryovers have been allocated to the Company based on specific identification for the opening period adjusted for current year activity computed using the separate return approach. These attributes, although disclosed herein, may not be the same as those transferred in certain transactions.

Income (loss) before income taxes for the years ended December 31, 2018 and 2017, respectively, were taxed within the following jurisdictions:

	2018	2017
U.S	$3,595	$(44,242)
Non - U.S.	(2,289)	(4,290)
Total	$1,306	$(48,532)

The benefit for income taxes consisted of the following for the years ended December 31, 2018 and 2017:

	2018	2017
Current:
United States:
Federal	$—	$—
State	169	72
Foreign:	10,823	9,255
	10,992	9,327

Deferred:
United States:
Federal	1,884	(1,162)
State	—	—
Foreign:	(6,365)	(8,305)
	(4,481)	(9,467)
Income tax (benefit) expense	$6,511	$(140)

Deferred income taxes represent the tax effects of transactions, which are reported in different periods for tax and financial reporting purposes. These amounts consist of the tax effects of temporary differences between the tax and financial reporting balance sheets. Pursuant to ASC 740, current and non-current deferred income tax benefits and payables within the same tax jurisdiction are generally offset for presentation in the combined balance sheets.

The Tax Act reduces the corporate tax rate to 21 percent, effective January 1, 2018. Because ASC 740-10-25-47 requires the effect of a change in tax laws or rates to be recognized as of the date of enactment, we were required to adjust deferred tax assets and liabilities as of December 22, 2017. Accordingly, we recorded the adjustment as it related to the Tax Act as a decrease to deferred tax assets and liabilities of $22,226 and $4,303 respectively, with a corresponding decrease in valuation allowance of $22,226 and an adjustment to deferred income tax benefit of $4,303 for the year ended December 31, 2017.

The tax effects of net temporary differences which gave rise to deferred income tax assets and liabilities at December 31, 2018 and 2017 are as follows:

	2018	2017
Deferred tax assets
Allowance for bad debts	$289	$359
Foreign tax credit	16,888	16,473
Warranty reserves	203	251
Insurance and employee related benefits	1,655	1,067
Accruals and reserves	2,598	2,368
Intangibles — Tax basis in excess of book	8,754	7,499
Pension	1,434	1,519
Deferred gain	22	-—
Tax loss carryforwards	287,860	320,865
Other	9,640	5,585
Gross deferred tax assets	329,343	355,986
Valuation allowance	(323,986)	(351,346)
Net deferred tax assets	5,357	4,640
Deferred tax liabilities
Intangibles — Book basis in excess of Tax	(27,746)	(35,783)
Goodwill — Book basis in excess of Tax	(8,256)	(6,360)
Fixed Assets — Book basis in excess of Tax	(1,724)	(1,934)
Unremitted earnings	(1,509)	(1,308)
Other	(808)	(11)
Gross deferred tax liabilities	(40,043)	(45,396)
Net deferred tax liabilities	$(34,686)	$(40,756)

As of December 31, 2018 and 2017, the valuation allowance for deferred tax assets was $323,986 and $351,346, respectively. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In assessing the need for a valuation allowance, we consider both positive and negative evidence that could impact our view with regard to future realization of deferred tax assets with more weight given to those items that are objectively verifiable. A significant piece of objective negative evidence is the existence of a cumulative three-year pre-tax loss. We believe the negative evidence associated with the realizability of our net U.S. deferred tax assets, including a cumulative three-year pre-tax loss, outweighs the positive evidence that the deferred tax assets, including the net operating loss carryforward, would be realized. We believe it is more likely than not that the benefit for both U.S. and certain foreign deferred tax assets will not be realized. In recognition of this, we have provided a valuation allowance on the deferred tax assets in these jurisdictions.

Differences between the effective income tax rates and the statutory U.S. federal income tax rates for the years ended December 31, 2018 and 2017 are as follows:

	2018	2017
Statutory U.S. federal income tax rate	21.0%	35.0%
State tax, net of federal benefit	(0.3)%	1.6%
Change in valuation allowance	(2094.0)%	27.9%
US tax rate change	32.5%	(36.2)%
Tax on international activities	255.6%	(9.4)%
Nonincludable income	(184.8)%	6.3%
Tax on unremitted earnings	15.4%	0.8%
Foreign tax rate change	2454.9%	0.1%
Foreign tax credits	(31.8)%	—
Non deductible expenses	6.3%	(0.2)%
Share compensation	—	(0.4)%
Capital loss	—	(26.2)%
Other, net	23.7%	1.0%
Effective income tax rate	498.5%	0.3%

Under the Tax Act, net operating loss (“NOL”) deductions arising in tax years beginning after December 31, 2017 can only offset up to 80 percent of future taxable income. The Act also prohibits NOL carrybacks but allows indefinite carryforwards for NOLs arising in tax years beginning after December 31, 2017. Net operating losses arising before January 1, 2018 are accounted for under the previous tax rules that imposed no limit on the amount of the taxable income that can be set off using NOLs (except for a 90 percent limit for AMT carryforwards) and that can be carried back 2 years and carried forward 20 years.

At December 31, 2018, foreign and U.S. tax loss carryforwards were $1,122,754. The losses will expire as follows:

Years	Foreign	US
2018-2022	$—	$36,287
2023-2027	—	—
2028-2032	—	—
2033-2037	19,770	77,170
Indefinite	989,527	—
	$1,009,297	$113,457

For the years ended December 31, 2018 and 2017, the Company has not identified any tax positions that would give rise to unrecognized tax benefits.

Note 9.	Employee Benefit Plans

Employee Savings Plans. Parent sponsors and contributes to a defined contribution employee savings plan for U.S. employees. In prior periods, certain employees were also eligible to receive profit sharing contributions under the defined contribution plan. Contributions to employee savings plans were $747 and $623 for the years ended December 31, 2018 and 2017, respectively.

Pension Plans. The Company sponsors various unfunded foreign defined benefit pension plans that cover certain employees. Our plans use a December 31 measurement date consistent with the fiscal year. Plan benefits comply with requirements in place at each business jurisdiction and are generally based on an employee’s years of service and compensation.

Details regarding these defined benefit plans for the fiscal years ended December 31, 2018 and 2017 are as follows:

	2018	2017
Change in benefit obligation:
Beginning balance	$5,529	$4,701
Service cost	296	306
Interest cost	88	89
Actuarial loss (gain)	(374)	—
Total benefits paid	(253)	(214)
Net settlement and curtailment gain	—	—
Other / foreign exchange	(251)	647
Ending balance	$5,035	$5,529
Change in plan assets:
Beginning balance	$—	$—
Actual return on plan assets	—	—
Employer contributions	253	214
Benefits paid from plan assets	(253)	(214)
Settlements	—	—
Other / foreign exchange	—	—
Ending balance	$—	$—
Funded status:
Fair value of plan assets	$—	$—
Projected benefit obligations	(5,035)	(5,529)
Funded status of plan	$(5,035)	$(5,529)
Amounts reflected on the consolidated balance sheet consist of:
Current liability	$(45)	$(63)
Noncurrent liability	(4,990)	(5,466)
Net amount recognized	$(5,035)	$(5,529)

Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial loss, net of tax	$120	$409
Prior service cost	—	—
Other	—	—
Net amount recognized	$120	$409

There were no cash contributions to foreign defined benefit pension plans during the years ended December 31, 2018 and 2017, respectively.

Information for pension plans with accumulated benefit obligation in excess of plan assets for the year ended December 31, 2018 and 2017, respectively:

	2018	2017
Projected benefit obligation	$5,035	$5,529
Accumulated benefit obligation	3,438	3,805
Fair value of plan assets	—	—

The components of the net periodic pension costs for the years ended December 31, 2018 and 2017 are as follows:

	2018	2017
Pension Benefits:
Service cost	$296	$306
Interest cost	88	89
Expected return on plan assets	—	—
Amortization of prior service costs	—	—
Net settlement and curtailment loss	—	—
Net periodic pension cost-employer	$384	$395

Other changes in plan assets and benefit obligations recognized in other comprehensive (loss) are as follows:

	2018	2017
Current year actuarial income	$289	$15
Total recognized in other comprehensive income	$289	$15
Net recognized in net periodic pension cost and other comprehensive loss	$673	$410

The estimated amount that will be amortized from accumulated other comprehensive (loss) into net periodic pension cost in 2019 is $0.

Major assumptions used in determining the benefit obligation and net cost for pension plans are presented in the following table as weighted-averages for the fiscal years ended 2018 and 2017:

	Benefit Obligation		Net Cost
	2018	2017	2018	2017
Discount rate	1.60%	1.60%	1.60%	1.60%
Salary scale	3.00%	3.00%	3.00%	3.00%
Expected return on plan assets	N/A	N/A	N/A	N/A

Estimated Future Contributions and Benefit Payments

The Company expects to make no contributions to its foreign defined benefit pension plan in 2018. Contributions do not reflect benefits to be paid directly from corporate assets.

Benefit payments, including amounts to be paid from corporate assets, and reflecting expected future service, as appropriate, are expected to be paid as follows: $46 in 2019, $33 in 2020, $139 in 2021, $318 in 2022, $150 in 2023 and $1,666 from 2024 through 2028.

Note 10.	Share-Based Compensation

Profit Interests Awards

In the fourth quarter of 2013, the General Partner of Silver II GP Holdings S.C.A. and Silver II Management Holdings LP, approved the Silver II GP Holdings S.C.A. and Silver II Management Holdings, LP Equity Incentive Plan (the “Plan”) to incentivize employees of the Company and Parent, and align the interests of those individuals and Parent. Under the Plan, 333,770 awards were made available for issuance which include stock options and unit awards as profit interests.

Modified Profit Interests Awards

In the fourth quarter of 2016, current participants in the Plan were offered an opportunity to exchange the awards initially made available under the Plan (“Old Unit Awards”) for new awards (the “Exchange Offer”) for an equal number of units (or options for units) containing more favorable reduced return hurdles and containing a greater percentage of units allocated to the lowest return hurdle (“New Unit Awards”). Those New Unit Awards were issued in the fourth quarter 2016 for all participants who elected to participate in the Exchange. All New Unit Awards were 100% unvested, regardless of vesting status associated with Old Unit Awards. The New Unit

Awards vest in equal annual installments of 20% commencing on December 31, 2016 and each December 31st through 2020. This Exchange Offer was accounted for as a modification under ASC Topic 718 – Compensation – Stock Compensation. Based upon the specific circumstances, including probabilities of vesting, the incremental fair value of new awards immediately upon grant less the fair value just prior to the grant is amortized over the stated vesting periods on a straight-line basis. The unamortized portion of the original awards continue their existing amortization schedule.

A summary of unit award activity specific to the Company for the years ended December 31, 2018 and 2017 is presented in the table below:

	2018		2017
	Number of Units	Weighted Average Grant Date Fair Value	Number of Units	Weighted Average Grant Date Fair Value
Beginning balance	16,700	$5.70	16,700	$5.70
Granted	—	—	—	—
Unvested shares forfeited	(2,004)	1.05	—	—
Repurchased vested shares	—	—	—	—
Ending balance	14,696	$6.86	16,700	$5.70

As of December 31, 2018 and 2017, 2,672 and 3,340 unit awards granted to the Company’s employees vested.

A summary of stock option activity for the years ended December 31, 2018 and 2017, specific to the Company, is presented in the table below:

	2018		2017
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Beginning balance	3,340	$0.01	3,340	$0.01
Granted	—	—	—	—
Unvested shares forfeited	—	—	—	—
Repurchased vested shares	—	—	—	—
Ending balance	3,340	$0.01	3,340	$0.01

As of December 31, 2018 and 2017, 668 and 668 options granted to the Company’s employees were vested, respectively, with weighted average remaining contractual terms of 2 years and 3 years, respectively, and a weighted average exercise price of $0.01 in both years.

Valuation Assumptions

The grant date fair value of option and unit profit interests were calculated using the contingent claims analysis method which is based on the principles of option pricing theory. This method estimates the fair value of awards based on the probability of varying equity values and corresponding payoffs to the award holder over the estimated time to a liquidation event. This approach utilizes a variety of assumptions in determining key inputs into the calculation including enterprise value, volatility, risk-free rate and expected term.

Estimated enterprise value of Parent was determined using equal weighting from results of the income approach, market comparables approach and the market transaction approach. The income approach utilized management’s projections of future cash flows and discounted the cash flows at a weighted discount rate of 11.5%, including considerations of Parent’s actual cost of capital plus certain basis points to address forecasting risk factors. In estimating enterprise value using the market comparables approach, revenue and EBITDA multiples were developed from the results of publicly traded peers and applied to Parent’s projected revenue and EBITDA. The market transaction approach calculated revenue and EBITDA multiples from publicly traded peers who were acquired within the previous two years, which were then applied to Parent’s multiples to arrive at enterprise value. A volatility rate of 55% was derived after considering volatility rates of publicly traded peers as the common stock underlying the awards is not publicly traded. The risk-free rate range of 1.4% – 1.6% was based on a US Treasury rate with a term matching the expected term. An expected term of 5 years was determined based upon analysis of the vesting period of the awards and economic and industry trends. The value attributable to the awards was discounted 30% for lack of marketability, as the awards are not publicly traded.

Total share-based compensation expense is included in selling, general and administrative expenses in the Company’s combined statements of operations and comprehensive (loss). Such expense for Profit Interests Awards, net of reductions for forfeitures totaled $544 comprised of $76 related to the Company’s employees and an allocation from Parent of $468 for the year ended December 31, 2018 and $510, comprised of $205 related to the Company’s employees and an allocation from Parent of $305 for the year ended December 31, 2017. At December 31, 2018, compensation expense remaining in future periods related to all share-based compensation awards outstanding for the Company’s employees totaled approximately $949.

Note 11.	Financial Instruments

The Company enters into derivative instruments for risk management purposes only, which are used as economic hedges. We operate internationally and, in the normal course of business, are exposed to fluctuations in foreign exchange rates. These fluctuations can increase the costs of financing, investing and operating the business. We have used derivative instruments, which are primarily forward contracts and interest rate swaps to manage certain foreign currency exposures and variable interest rate volatility, respectively.

By their nature, all financial instruments involve market and credit risks. We limit counterparty exposure and concentration of risk by diversifying counterparties. While there can be no assurance exposure to risk is eliminated, the Company does not anticipate any material non-performance by any of these counterparties.

Interest Rate Swap Contracts. In November 2017, we entered into an interest rate swap with an initial notional value of $620,000 designed to convert a portion of our floating rate debt from floating to fixed when LIBOR exceeds 1.00%. The interest rate swap contracts are not accounted for as cash flow hedges. Changes in the fair value of these contracts are recorded as interest expense in the period in which they occurred. The effect on the consolidated statements of operations and comprehensive (loss) from interest rate swap contracts not designated as hedging instruments was a gain of $2,713 and $1,975 as of December 31, 2018 and 2017, respectively.

The following table summarizes the fair value of derivatives not designated as hedging instruments:

	Asset Derivatives			Liability Derivatives
		2018	2017		2018	2017
	Balance Sheet Location	Fair Value	Fair Value	Balance Sheet Location	Fair Value	Fair Value
Derivatives not designated as hedging instruments
Foreign exchange contracts		$—	$—	Accrued liabilities	$219	$8
Interest rate swap contracts	Current assets	$3,232	$383		$—	$—
Interest rate swap contracts	Long-term assets	$1,456	$1,592		$—	$—
Total		$4,688	$1,975		$219	$8

No tax benefit related to the unrealized loss on the cash flow hedge was recorded for the years ended December 31, 2018 and 2017.

Fair Value Disclosure. The Fair Value Measurements and Disclosure Topic of the FASB ASC defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The Topic indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability, and also defines fair value based upon an exit price model.

Valuation Hierarchy. The Fair Value Measurements and Disclosure Topic of the FASB ASC establishes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from or corroborated by observable market data through correlation. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2018 and 2017:

2018	Total Carrying Value	Quoted price in active markets (Level 1)	Significant other observable inputs (Level 2)	Unobservable inputs (Level 3)
Derivative asset	$4,688	$—	$4,688	$—
Derivative liability	219	—	219	—

2017
Derivative asset	$1,975	$—	$1,975	$—
Derivative liability	8	—	8	—

There have been no transfers between levels of the fair value hierarchy. The carrying amounts of cash and cash equivalents, accounts receivable, net and accounts payable reflect a reasonable estimate of fair value due to their short-term nature at December 31, 2018 and 2017.

Note 12.	Long-Term Debt

Outstanding amounts under the Company’s long-term financing arrangements consist of the following:

	2018	2017
Senior Secured Credit Facility, matures 2024	$732,875	$822,938

Less: original issue discount	(6,763)	(7,990)
Less: debt issuance costs	(3,915)	(3,677)
Total debt, net	722,197	811,271
Total debt, net	722,197	811,271
Less: current portion of debt, net	—	8,250
Total Long-term debt, net	$722,197	$803,021

As of December 31, 2018, the Company had paid $90,063 of principal payments on its Senior Secured Credit Facility. As such, all required payments through 2023 have been satisfied and there is no debt obligation related to the term loan classified as a current liability at December 31, 2018 and 2017, respectively. Interest expense for debt related items reported in Interest expense, net was $40,606 and $75,279 for December 31, 2018 and 2017, respectively.

Senior Secured Credit Facility

On August 18, 2017, the Company entered into a Senior Secured Credit Facility, consisting of a term loan facility (the “Term Loan Facility”) of $825,000 and a revolving credit facility (the “Revolver”) of $170,000.

The Term Loan Facility consists of a term loan of $825,000, which was used to fund, in part, repayment of the Company’s Prior Facility and Senior Notes (collectively the “Prior Financing Agreements”). At the time of the termination of the Prior Facility, all liens and other security interests that we had granted to the lenders under the Prior Facility were released. The refinancing of the Prior Facility was evaluated in accordance with FASB Accounting Standards Codification 470-50, Debt-Modifications and Extinguishments, for modification and extinguishment accounting. The refinancing involved multiple lenders who were considered members of a loan syndicate. The Company accounted for the refinancing as a debt modification with respect to amounts that remained obligations of the same lender in the syndicate with minor changes of less than 10% in cash flows and as a debt extinguishment with respect to amounts that were obligations of lenders that exited the syndicate or remained in the syndicate but experienced a change in cash flows of at least 10%. See “Loss on extinguishment or modification of debt” section below.

The Company is required to make scheduled quarterly payments of 0.25% of the original principal amount of the Term Loan Facility, with the balance due and payable on the seventh anniversary of its incurrence. However, due to the voluntary prepayments the required principal payments are not required until June 30, 2022. Interest on the Term Loan Facility is calculated at a rate equal to 3.75% plus the London Interbank Offered Rate (“LIBOR”), with LIBOR subject to a floor of 1.00%.

The Company’s obligations under the Term Loan Facility are secured by liens and security interests in substantially all the Company’s assets, subject to certain exceptions. The Term Loan Facility provides that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

The Senior Secured Credit Facility contains affirmative and negative covenants:

•	The affirmative covenants include but are not limited to, delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain material events, preservation of existence, payment of material taxes and other claims, maintenance of properties and insurance, maintenance of books and records, access to properties and records for inspection by administrative agent and lenders, compliance with applicable laws and regulations, including environmental laws, further assurances and provision of additional collateral and guarantees.
•	The negative covenants include, but are not limited to, restrictions on our restricted subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, or change our fiscal year. We are required to maintain a maximum first-lien net leverage ratio, tested on a quarterly basis at any time when 35% or more of the Revolver is utilized (including outstanding letters of credit (that have not been cash collateralized pursuant to the terms of our credit agreement) excluding undrawn letters of credit up to a maximum of $75,000) at the end of a fiscal quarter. A breach of such financial maintenance covenant will only result in an event of default under the Term Loan Facility if the lenders under the Term Loan Facility have terminated their commitments, and accelerated any outstanding amounts thereunder. Upon the occurrence of a change of control, the Term Loan Facility will default.

We may voluntarily prepay loans or reduce commitments under the Term Loan Facility, in whole or in part, subject to minimum amounts. In connection with any repricing event as defined by the agreement, the Company will pay a premium in an amount equal to 1.00% of the principal amount of Term Loans prepaid. We must prepay the Term Loan Facility with the net cash proceeds of certain asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under the Term Loan Facility unless specifically incurred to refinance a portion of the Term Loan Facility) and 50% of excess cash flow, as defined by the agreement (such percentage to be reduced to 25% and 0% upon achievement of certain first-lien net leverage ratios), in each case, subject to certain reinvestment rights and other exceptions.

The Company has access to $170,000 of commitments under its Revolver. The Revolver includes an Ancillary Facility of $40,000 to be utilized for issuance of standby letters of credit or bank guarantees. We intend to use future borrowings under our Revolver to fund working capital and for other general corporate purposes, including permitted acquisitions and other investments. Our ability to draw under the Revolver or issue letters of credit thereunder is conditioned upon, among other things, delivery of required notices, accuracy of the representations and warranties contained in the credit agreement governing the Term Loan Facility and the absence of any default or event of default under the Term Loan Facility.

The Revolver has a term of five years and any outstanding principal and accrued but unpaid interest is due and payable in full at maturity. The Revolver can be paid prior to maturity in whole or in part at the Company’s option without penalty or premium.

The following fees are applicable under the Revolver: (i) an unused line fee of 0.50% per annum with respect to the unused portion of the Revolver; (ii) a per annum letter of credit participation fee on the aggregate stated

amount of each letter of credit available to be drawn equal to the applicable margin for Eurocurrency rate loans; (iii) a letter of credit fronting fee equal to 0.125% per annum on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses. The interest rate on the Revolver for utilized capacity is calculated at a rate equal to LIBOR plus a 3.75% margin. The Ancillary Facility interest rate for utilized capacity is calculated at a rate of 3.50%.

As of December 31, 2018, the Company had no outstanding amounts under the Revolver, but had utilized $20,359 of capacity by the issuance of performance-related guarantees and letters of credit under the Ancillary Facility. As of December 31, 2018, we had additional capacity under the Ancillary Facility of $19,641 and $130,000 available under the Revolver. We were not required to maintain a maximum first-lien net leverage ratio per the negative covenants of our Term Loan Facility described above.

On February 28, 2018, the Company entered into an amendment to its Credit Agreement, dated August 18, 2017, with Morgan Stanley Senior Funding, Inc. and the other lenders party thereto. The amendment lowers the interest rate margin on term loans from 3.75% to 3.25% for Eurocurrency Rate Loans and from 2.75% to 2.25% for Base Rate Loans, in each case with a further 0.25% reduction when the Consolidated Total Net Leverage Ratio is less than 4.25:1:00. The interest rate margin on revolving loans remains unchanged. We capitalized $929 of related expense which will be amortized over the life of the credit agreement as interest expense.

Debt issuance costs

In connection with the Senior Secured Credit Facility, the Company capitalized an aggregate of $8,449 in original issue discount related to the Term Loan Facility and $3,889 related to direct issuance expenses such as legal, accounting and other third-party fees. The original issue discount and direct issuance expenses are reported as a direct reduction to the face amount of the debt. The amortization of these capitalized financing costs is recorded in interest expense in the amount of $1,128 and $15,708 for the years ended December 31, 2018 and 2017, respectively.

The Company capitalized $1,075 related to direct issuance expenses associated with the Revolver. These capitalized financing costs are amortized using the effective interest rate method proportionately over the term of the arrangement on a lender by lender basis.

Loss on extinguishment or modification of debt

The Company recorded a $40,360 loss on extinguishment of debt in the third quarter of 2017 in connection with the repayment and termination of its Prior Financing Agreements. The loss on early extinguishment of debt includes the write-off of a portion of the unamortized debt issuance expenses related to the Prior Facility for amounts accounted for as a debt extinguishment, as well as a portion of the financing costs related to the Credit Agreement for amounts accounted for as a debt modification. In addition, the Company incurred an early termination premium of $25,187, related to the Senior subordinated notes, that was expensed as loss on extinguishment.

The following is a schedule of required debt payments due during each of the next five years and thereafter, as of December 31, 2018:

2019	$8,250
2020	8,250
2021	8,250
2022	8,250
2023	8,250
Thereafter	680,947
Balance as of December 31, 2018	$722,197
Note 13.	Commitments and Contingent Liabilities

Leases. We occupy space and use certain equipment under operating lease arrangements as well as utilized equipment under a capital lease arrangement held by Parent. The equipment capital lease agreement was terminated on May 31, 2018, when Parent purchased the assets under the lease agreement. Rent expense for the Company was $3,206 and $3,019 for the years ended December 31, 2018 and 2017, respectively. We recognize lease expense for these leases on a straight-line basis over the lease term.

A summary of the Company’s future minimum payments due under non-cancellable leases as of December 31, 2018 is as follows:

Operating Leases
2019	$2,049
2020	1,623
2021	1,322
2022	1,194
2023	970
Thereafter	97
$7,255

Legal. The Company is a defendant in lawsuits associated with the normal conduct of its businesses and operations. It is not possible to predict the outcome of the pending actions, and, as with any litigation, it is possible that some of these actions could be decided unfavorably. Management believes that there are meritorious defenses to these actions and that these actions will not have a material adverse effect upon our results of operations, cash flows or financial condition, and, where appropriate, these actions are being vigorously contested. We accrue for liabilities associated with those matters that are probable and can be reasonably estimated. The most likely settlement amount to be incurred is accrued based upon a range of estimates. Where no amount within a range of estimates is more likely than another, then we accrue the minimum amount. As of December 31, 2018 and 2017, the Company had legal reserves of $143 and $150, respectively, relating to such matters.

Environmental. Our operations are subject to environmental regulation by federal, state and local authorities in the United States, and regulatory authorities with jurisdiction over the Company’s foreign operations. As of December 31, 2018 and 2017, the Company has recorded environmental reserves relating to such matters of $1,807 and $1,881, respectively.

Long-Term Incentive Plan. Parent maintains a contingent Long Term Incentive Plan (“LTIP”) for certain employee participants, including the Company. Each participant’s right to receive a payment under the Plan (an “Award”) is earned over a program period of three years, based on the attainment of specified performance goals as set forth in an individual Participation Agreement (the “Performance Goals”). The LTIP payment is contingent based upon the later occurrence of a) the completion of the annual audit for the last year of the performance period or b) a liquidity event, and is adjusted by a return on investment multiplier. The LTIP generally requires employment on and as of the Payment date. Awards are forfeited for terminated employees, whether voluntary or involuntary, or employees who are not employed on a Payment date more than 7 years after the grant date. The Company’s current vested contingent exposure under the LTIP ranges from zero (in the absence of a liquidity event or failure to achieve a specified minimum return on investment to the principal shareholders) to a maximum of $6,703. As of December 31, 2018, no liquidity event that meets the required return for an LTIP payment has occurred, and therefore no amounts were accrued in the accompanying consolidated balance sheet.

Other. We also have other commitments and contingent liabilities arising out of the normal course of business. Management believes that resolution of any of these matters will not have a material adverse effect upon our financial condition, results of operations, or cash flows.

Note 14.	Product Warranties

The changes in the carrying amount of our current and noncurrent service and product warranty liabilities as of December 31, 2018 and 2017 are as follows:

	2018	2017
Beginning balance	$1,829	$2,323
Warranties issued	1,740	505
Settlements made	(1,572)	(999)
Ending balance	$1,997	$1,829

Note 15.	Subsequent Events

On February 6, 2019, Silver II GP Holdings SCA, PFS’s ultimate parent, entered into a binding agreement to sell the PFS business to Ingersoll-Rand plc. On May 15, 2019, the transaction closed for the purchase price of $1,460,000, net of cash acquired.

On August 7, 2019, the parties agreed to a working capital settlement resulting in an additional purchase price of $1,100.

No other significant subsequent events have been identified through September 30, 2019 the date the financial statements were issued.